Exhibit 99

Colgate Announces Strong 3rd Quarter, Exceeding Profit Expectations

Expresses Comfort With 4Q 2008 and Full Year 2009 External Expectations

NEW YORK--(BUSINESS WIRE)--October 30, 2008--Regulatory News:

Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales growth with every operating division increasing sales during the quarter. Worldwide sales grew 13.0% to $3,988.0 million and unit volume grew 3.0%. Global pricing increased 6.5% and foreign exchange added 3.5%. The strong top-line growth was supported by a 6% increase in worldwide advertising spending to a record level for the quarter.

Third quarter 2008 results include $31.2 million of aftertax charges related to the 2004 Restructuring Program. The year ago quarter included restructuring charges of $36.3 million and a $10.0 million non-cash, aftertax SFAS 88 pension charge (see Table 3 for 2007 Other Items details).

Gross profit margin as reported was 56.1% in third quarter 2008 and 56.2% in the year ago period. Excluding restructuring charges, gross profit margin decreased 90 basis points from 57.3% in 2007 to 56.4% in 2008, reflecting significant increases in raw and packaging material costs worldwide. These sharp increases were partially offset by increased pricing and successful savings initiatives.

Operating profit as reported increased 15% versus third quarter 2007 to $768.4 million. Excluding restructuring charges in both periods and the 2007 Other Item noted above, operating profit rose 11% to an all-time record $815.6 million.

Reported net income and diluted earnings per share in the third quarter 2008 were $499.9 million and $.94, respectively. Reported net income and diluted earnings per share in third quarter 2007 were $420.1 million and $.77, respectively. Excluding restructuring charges in both periods and the 2007 Other Item noted above, net income increased 14% in third quarter 2008 to a record $531.1 million and diluted earnings per share increased 15% to $.99, also a record. In third quarter 2007, net income and diluted earnings per share excluding restructuring charges and the 2007 Other Item were $466.4 million and $.86, respectively.

Net cash provided by operations year to date increased by 7% to $1,757.0 million. Net debt (debt less cash and marketable securities) declined by $203 million year to date and is at the lowest level in 18 quarters. Working capital increased slightly to 2.6% of sales versus 2.4% in the comparable 2007 period, as reductions in receivable and inventory days outstanding were offset by a reduced level of payables.

Ian Cook, Chief Executive Officer, commented on the results without restructuring charges and Other Items, “We are delighted with our strong double-digit growth momentum in sales, operating profit, net income and earnings per share.

“Pleasingly, organic sales (excluding foreign exchange, acquisitions and divestments) grew 9.5% worldwide, driven by healthy unit volume growth on top of strong price increases.

“Colgate’s market shares continue to be strong in key markets around the world. Colgate’s global leadership in toothpaste and manual toothbrushes strengthened during the quarter with our global market share in both categories increasing to all-time record highs. Other categories achieving global share gains include power toothbrushes, mouth rinse, bar soaps, hand dish liquid and shampoo.

“While significant increases in raw and packaging material costs worldwide impacted gross profit margin in the quarter, we are forecasting less of a decline in the fourth quarter. As the benefits of recently easing commodity and oil prices begin to flow through in first quarter 2009, coupled with higher pricing and our aggressive savings programs, we are optimistic that gross profit margin for full year 2009 will be up solidly versus 2008.

“We are very pleased with the continued strength of our balance sheet and cash flow, with operating cash flow reaching a record level year to date, and this ongoing strength serves us well especially in light of recent challenges in the global financial markets.”

Mr. Cook further commented, “Given our strong momentum and excellent savings initiatives, we are comfortable with external profit expectations for the fourth quarter and full year 2008. While our 2009 budget process is still in its initial stages, we anticipate another year of double-digit earnings per share growth in 2009. Our ongoing savings programs combined with the benefits of lower oil and commodity costs should fully offset the expected impact of the strengthening dollar.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North American sales grew 4.5% to an all-time record level in the third quarter as unit volume increased 1.0% and pricing increased 3.5%. North American operating profit declined 4% during the quarter, reflecting significant increases in raw and packaging material costs, partially offset by the benefits from restructuring and other efficiency programs.

In the U.S., new product launches are contributing to growth across categories. Market share gains were seen in toothpaste, manual toothbrushes, power toothbrushes, hand dish liquid and fabric conditioners, year to date. In oral care, Colgate Total Advanced Clean and Colgate Total Advanced Whitening toothpastes, supported by an integrated marketing campaign featuring Brooke Shields and an expansive professional sampling program, helped drive market share for Colgate Total toothpaste to 16.2%, matching its highest quarterly share ever. Colgate Max Fresh and Colgate Sensitive toothpastes were also strong performers in the quarter. Colgate’s share of the manual toothbrush market is at a record high of 27.6% year to date, up 2.0 share points versus year ago, fueled by the success of Colgate 360°, Colgate 360° Sensitive and new Colgate 360° Deep Clean manual toothbrushes.

Successful new products contributing to growth in the U.S. in other categories include Colgate 360° Sonic Power battery toothbrush, Irish Spring Moisture Blast and Irish Spring Reviving Mint body wash, Palmolive Pure & Clear dish liquid and Softsoap brand Body Butter Coconut Scrub moisturizing body wash.

Looking ahead, the innovation pipeline in the U.S. is very robust with an array of exciting introductions across categories planned for launch in early 2009.

Latin America (27% of Company Sales)

Latin American sales and unit volume grew 21.0% and 4.5%, respectively, in the third quarter on top of very strong sales and volume growth in the year ago period. The strong volume gains were led by Brazil, Mexico, Venezuela, Colombia and Argentina. Higher pricing added 11.0% and foreign exchange added 5.5%. Latin American operating profit increased 25%, to an all-time record level even after a strong double-digit increase in advertising during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high year to date, driven by market share gains in nearly every country. Strong sales of premium-priced offerings such as Colgate Total Professional Clean and Colgate Max White toothpastes drove share gains throughout the region. In Mexico, for example, Colgate’s toothpaste market share reached 85.2% year to date, up 140 basis points versus year ago. Colgate’s leading share of the manual toothbrush market for the region is at a record high year to date at 39.2%, up 190 basis points versus year ago. Strong sales of Colgate 360°, Colgate 360° Sensitive, Colgate 360° Deep Clean and Colgate Max Fresh manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate 360° MicroSonic battery toothbrush, Colgate Plax Whitening and Colgate Plax Ice mouthwashes, Palmolive Naturals Yogurt and Fruits and Protex Oats bar soaps and shower gels, Palmolive bar soap and shower gel with ingredients from the Amazon, Lady Speed Stick Double Defense multi-form deodorants, Palmolive Caprice shampoo and Suavitel Magic Moments, a fabric conditioner with a touch-release fragrance that lasts for months after washing, contributed to market share gains in the region.

Europe/South Pacific (24% of Company Sales)

Europe/South Pacific sales increased 8.5% to a record level, and unit volume grew 1.0% on top of very strong growth in the year ago period. Pricing increased 0.5% and foreign exchange added 7.0%. Volume gains were achieved across most of the region and were particularly strong in Germany, Poland, Denmark, Greece and Australia, more than offsetting volume declines in France, Italy, United Kingdom and the GABA business. Operating profit for the region grew 3% to an all-time record level, on top of double-digit growth in the year ago period, reflecting benefits from ongoing savings programs and lower levels of advertising partially offset by higher raw material costs.

Colgate maintained its oral care leadership in the Europe/South Pacific region with toothpaste share gains in Austria, Germany, Switzerland, Czech Republic, Hungary, Slovakia, Serbia, Poland, Greece, Croatia, Belgium, Sweden, Australia and New Zealand. Successful premium products driving these share gains include Colgate Max Fresh, Colgate Max White and Colgate Sensitive Enamel Protect toothpastes. GABA’s toothpaste market share also grew in many markets across the region, in both the food and pharmacy channels. In the manual toothbrush category, strong sales of Colgate 360°, Colgate 360° Sensitive and Colgate Max Fresh toothbrushes strengthened Colgate’s market leadership in this category for the region.

Recent premium innovations contributing to gains in other product categories include Colgate 360° Sonic Power battery toothbrush, Colgate Plax Whitening mouth rinse, Palmolive Naturals Cherry Blossom shower gel, Ajax Professional bucket dilutable and Ajax Professional glass cleaners, PAIC Desincrust dish liquid, the French version of Palmolive Scrub Buster, and Soupline Magic Moments fabric conditioner.

Greater Asia/Africa (18% of Company Sales)

As reported, Greater Asia/Africa sales and unit volume increased 18.0% and 10.5%, respectively. Excluding divested businesses, sales and unit volume increased 19.0% and 11.5%, respectively. The strong volume gains were led by India, Russia, Ukraine, Malaysia, Thailand, Philippines, Vietnam, Kazakhstan, South Africa, Gulf States, Saudi Arabia, Gabon, Angola and the Greater China region, where volume increased 17% on top of double-digit growth in the year ago quarter. For the division as a whole, pricing increased 5.0% and foreign exchange added 2.5%. Operating profit for the region increased 28% to a record level, even after a sizable increase in advertising during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with its regional toothpaste market share reaching a record high year to date. In China, for example, Colgate’s toothpaste market share reached 31.1% year to date, up 120 basis points versus year ago. Colgate’s share of the manual toothbrush market also strengthened throughout the region with many countries achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Total Professional Clean, Colgate Max Fresh, Colgate 360° Whole Mouth Clean and Darlie Salt White toothpastes, Colgate 360° Deep Clean and Colgate Max Fresh manual toothbrushes, and Colgate Plax Overnight Herbal Sensations mouthwash.

New products contributing to growth in other categories in the region include Palmolive Nutra-Oil shower gel, Palmolive Thermal Spa Nourishing Boost shower gel, bar soap and liquid hand soap, Protex Aloe shower cream and bar soap, and Protex Icy Cool bar soap.

Hill’s (13% of Company Sales)

Hill’s sales grew 13.0% during the quarter as unit volume decreased 4.0%, pricing increased 15.0% and foreign exchange added 2.0%. Volume growth in Japan, Australia, Russia, Brazil, Romania, Mexico, Czech Republic, Chile, Hong Kong and Thailand during the quarter was offset by volume declines in the U.S. and Western Europe primarily due to timing differences of price increases taken in 2008 and 2007. Operating profit increased 14% to a record level even after significantly higher agricultural commodity costs during the quarter.

New products contributing to sales in the U.S. specialty channel include Science Diet Canine and Feline Nature’s Best, Science Diet Tender Chunks in Gravy Feline pouches and Science Diet Adult High Energy Canine. Prescription Diet Hypo Allergenic Canine and Feline treats contributed to sales in the U.S. veterinary channel.

New pet food products contributing to international sales include Science Plan Canine and Feline Nature’s Best, Prescription Diet Canine w/d, r/d and j/d Reduced Calorie and Prescription Diet Hypo Allergenic Canine treats.

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, profit and profit margin growth, earnings growth, financial goals, cost-reduction plans, estimated charges and savings associated with the 2004 Restructuring Program, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Net sales, gross profit margin, operating profit, operating profit margin, net income and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

  The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by the end of 2008 (the "2004 Restructuring Program"). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor's overall understanding of its ongoing operations.
  The four Other Items, which pertained to the nine months ended September 30, 2007, are comprised of the gain on sale of the Company’s household bleach business in Latin America, a charge related to the limited voluntary product recall of certain Hill’s feline products, tax adjustments consisting of the reduction of a tax loss carryforward valuation allowance in Brazil, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries, and a charge associated with certain pension obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 88, “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS 88 charges”). The amount of each such excluded item for the nine months ended September 30, 2007 is set forth in the table entitled “Supplemental Consolidated Income Statement Information – Other Items” included with this release. In light of their nature and magnitude, the Company believes that these four Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three and nine months ended September 30, 2008 and 2007 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful supplemental information to investors as it allows comparisons of sales growth and volume growth from ongoing operations on a period-over-period basis. This release also discusses organic sales growth (excludes the impact of foreign exchange, acquisitions and divestments). Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Third Quarter 2008 vs. 2007” for a comparison of sales excluding divestments and organic sales to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2008 and 2007” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

Table 1
Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended September 30, 2008 and 2007

(in Millions Except Per Share Amounts) (Unaudited)

	2008			2007
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items

Net sales	$3,988.0	$-	$3,988.0	$3,528.2	$-	$-	$3,528.2

Cost of sales	1,751.8	11.1	1,740.7	1,544.6	37.4	-	1,507.2

Gross profit	2,236.2	(11.1)	2,247.3	1,983.6	(37.4)	-	2,021.0

Gross profit margin	56.1%		56.4%	56.2%			57.3%

Selling, general and administrative expenses	1,415.4	20.9	1,394.5	1,277.7	11.8	-	1,265.9

Other (income) expense, net	52.4	15.2	37.2	37.1	1.9	15.4	19.8

Operating profit	768.4	(47.2)	815.6	668.8	(51.1)	(15.4)	735.3

Operating profit margin	19.3%		20.5%	19.0%			20.8%

Interest expense, net	22.9	-	22.9	38.5	-	-	38.5

Income before income taxes	745.5	(47.2)	792.7	630.3	(51.1)	(15.4)	696.8

Provision for income taxes	245.6	(16.0)	261.6	210.2	(14.8)	(5.4)	230.4

Effective tax rate	32.9%		33.0%	33.3%			33.1%

Net income	499.9	(31.2)	531.1	420.1	(36.3)	(10.0)	466.4

Earnings per common share
Basic	$0.98	$(0.06)	$1.04	$0.81	$(0.07)	$(0.02)	$0.90
Diluted	$0.94	$(0.05)	$0.99	$0.77	$(0.07)	$(0.02)	$0.86

Average common shares outstanding
Basic	505.5	505.5	505.5	509.9	509.9	509.9	509.9
Diluted	534.3	534.3	534.3	542.4	542.4	542.4	542.4

(a) See Table 3 "Supplemental Consolidated Income Statement Information - Other Items" for details.

Note: Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring & Other Items” are computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year to date period. In addition, the impact of "Restructuring” and "Other Items" on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 2
Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Nine Months Ended September 30, 2008 and 2007

(in Millions Except Per Share Amounts) (Unaudited)

	2008			2007
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items

Net sales	$11,665.8	$-	$11,665.8	$10,147.5	$-	$(2.1)	$10,149.6

Cost of sales	5,090.0	48.0	5,042.0	4,443.3	103.8	(1.1)	4,340.6

Gross profit	6,575.8	(48.0)	6,623.8	5,704.2	(103.8)	(1.0)	5,809.0

Gross profit margin	56.4%		56.8%	56.2%			57.2%

Selling, general and administrative expenses	4,187.0	54.8	4,132.2	3,671.6	32.9	-	3,638.7

Other (income) expense, net	129.7	21.7	108.0	55.1	15.7	(20.6)	60.0

Operating profit	2,259.1	(124.5)	2,383.6	1,977.5	(152.4)	19.6	2,110.3

Operating profit margin	19.4%		20.4%	19.5%			20.8%

Interest expense, net	82.0	-	82.0	121.6	-	-	121.6

Income before income taxes	2,177.1	(124.5)	2,301.6	1,855.9	(152.4)	19.6	1,988.7

Provision for income taxes	716.9	(42.6)	759.5	533.4	(44.5)	(65.8)	643.7

Effective tax rate	32.9%		33.0%	28.7%			32.4%

Net income	1,460.2	(81.9)	1,542.1	1,322.5	(107.9)	85.4	1,345.0

Earnings per common share
Basic	$2.84	$(0.16)	$3.00	$2.55	$(0.21)	$0.17	$2.59
Diluted	$2.72	$(0.15)	$2.87	$2.43	$(0.20)	$0.16	$2.47

Average common shares outstanding
Basic	507.2	507.2	507.2	511.2	511.2	511.2	511.2
Diluted	536.7	536.7	536.7	544.4	544.4	544.4	544.4

(a) See Table 3 "Supplemental Consolidated Income Statement Information - Other Items" for details.

Note: Basic and diluted earnings per share for the “As Reported” and “Excluding Restructuring & Other Items” are computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year to date period. In addition, the impact of "Restructuring” and "Other Items" on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 3
Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Other Items

For the Three and Nine Months Ended September 30, 2007

(in Millions Except Per Share Amounts) (Unaudited)

	Three Months Ended September 30, 2007
	Gain on Bleach Sale	Hill's Product Voluntary Recall	Tax Adjustments*	SFAS 88 Pension Charges	Total Other Items

Net sales	$-	$-	$-	$-	$-

Cost of sales	-	-	-	-	-

Gross profit	-	-	-	-	-

Selling, general and administrative expenses	-	-	-	-	-

Other (income) expense, net	-	-	-	15.4	15.4

Operating profit	-	-	-	(15.4)	(15.4)

Interest expense, net	-	-	-	-	-

Income before income taxes	-	-	-	(15.4)	(15.4)

Provision for income taxes	-	-	-	(5.4)	(5.4)

Net income	-	-	-	(10.0)	(10.0)

Earnings per common share
Basic	$-	$-	$-	$(0.02)	$(0.02)
Diluted	$-	$-	$-	$(0.02)	$(0.02)

	Nine Months Ended September 30, 2007
	Gain on Bleach Sale	Hill's Product Voluntary Recall	Tax Adjustments*	SFAS 88 Pension Charges	Total Other Items

Net sales	$-	$(2.1)	$-	$-	$(2.1)

Cost of sales	-	(1.1)	-	-	(1.1)

Gross profit	-	(1.0)	-	-	(1.0)

Selling, general and administrative expenses	-	-	-	-	-

Other (income) expense, net	(48.6)	12.6	-	15.4	(20.6)

Operating profit	48.6	(13.6)	-	(15.4)	19.6

Interest expense, net	-	-	-	-	-

Income before income taxes	48.6	(13.6)	-	(15.4)	19.6

Provision for income taxes	18.9	(5.4)	(73.9)	(5.4)	(65.8)

Net income	29.7	(8.2)	73.9	(10.0)	85.4

Earnings per common share
Basic	$0.06	$(0.02)	$0.15	$(0.02)	$0.17
Diluted	$0.05	$(0.01)	$0.14	$(0.02)	$0.16

* Reduction of tax loss carryforward valuation allowances in Brazil of $94.6, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries.

Table 4
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2008, December 31, 2007 and September 30, 2007

(Dollars in Millions) (Unaudited)

		September 30,	December 31,	September 30,
		2008	2007	2007

	Cash and cash equivalents	$634.7	$428.7	$628.4
	Receivables, net	1,761.1	1,680.7	1,758.0
	Inventories	1,306.0	1,171.0	1,167.0
	Other current assets	385.4	338.1	382.4
	Property, plant and equipment, net	3,047.2	3,015.2	2,831.7
	Other assets, including goodwill and intangibles	3,420.8	3,478.3	3,316.2
	Total assets	$10,555.2	$10,112.0	$10,083.7

	Total debt	$3,517.9	3,515.9	3,608.2
	Other current liabilities	3,022.3	2,868.7	2,927.0
	Other non-current liabilities	1,547.1	1,441.2	1,526.4
	Total liabilities	8,087.3	7,825.8	8,061.6
	Total shareholders’ equity	2,467.9	2,286.2	2,022.1
	Total liabilities and shareholders’ equity	$10,555.2	$10,112.0	$10,083.7

	Supplemental Balance Sheet Information
	Debt less cash and marketable securities*	$2,861.5	$3,064.6	$2,927.0
	Working capital % of sales	2.6%	2.2%	2.4%

*	Marketable securities of $21.7, $22.6 and $52.8 as of September 30, 2008, December 31, 2007 and September 30, 2007, respectively, are included in Other current assets.

Table 5
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2008 and 2007

(Dollars in Millions) (Unaudited)

	2008	2007

Operating Activities
Net income	$1,460.2	$1,322.5
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	(36.3)	(3.6)
Depreciation and amortization	260.9	246.4
Gain before tax on sale of non-core product lines	-	(48.6)
Stock-based compensation expense	82.3	93.1
Deferred income taxes	37.5	(60.2)
Cash effects of changes in:
Receivables	(131.5)	(167.0)
Inventories	(175.9)	(118.4)
Accounts payable and other accruals	162.3	364.8
Other non-current assets and liabilities	97.5	9.7
Net cash provided by operations	1,757.0	1,638.7

Investing Activities
Capital expenditures	(392.4)	(327.1)
Sale of property and non-core product lines	47.3	106.0
Payment for acquisitions, net of cash acquired	-	(26.5)
Other	4.1	(56.0)
Net cash used in investing activities	(341.0)	(303.6)

Financing Activities
Principal payments on debt	(1,424.5)	(1,635.9)
Proceeds from issuance of debt	1,447.3	1,530.4
Dividends paid	(606.8)	(550.4)
Purchases of treasury shares	(833.0)	(866.6)
Proceeds from exercise of stock options and excess tax benefits	223.9	313.7
Net cash used in financing activities	(1,193.1)	(1,208.8)

Effect of exchange rate changes on Cash and cash equivalents	(16.9)	12.6
Net increase in Cash and cash equivalents	206.0	138.9
Cash and cash equivalents at beginning of period	428.7	489.5
Cash and cash equivalents at end of period	$634.7	$628.4

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,757.0	$1,638.7
Less: Capital expenditures	(392.4)	(327.1)
Free cash flow before dividends	$1,364.6	$1,311.6

Income taxes paid	$662.4	$469.3

Table 6
Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2008 and 2007

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales
Oral, Personal and Home Care

North America	$717.8	$687.7	$2,142.4	$2,021.6
Latin America	1,081.3	893.7	3,091.9	2,544.9
Europe/South Pacific	948.0	875.3	2,814.7	2,501.8
Greater Asia/Africa	717.3	607.2	2,042.5	1,726.0

Total Oral, Personal and Home Care	$3,464.4	$3,063.9	$10,091.5	$8,794.3

Pet Nutrition	523.6	464.3	1,574.3	1,353.2

Total Net sales	$3,988.0	$3,528.2	$11,665.8	$10,147.5

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating profit
Oral, Personal and Home Care

North America	$163.5	$171.0	$497.4	$484.8
Latin America	312.4	250.2	886.9	742.4
Europe/South Pacific	205.5	199.9	600.0	565.7
Greater Asia/Africa	115.9	90.8	326.7	259.2

Total Oral, Personal and Home Care	$797.3	$711.9	$2,311.0	$2,052.1

Pet Nutrition	133.3	116.9	390.6	354.5
Corporate	(162.2)	(160.0)	(442.5)	(429.1)

Total Operating Profit	$768.4	$668.8	$2,259.1	$1,977.5
The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include restructuring and related implementation costs, stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs and gains and losses on sales of non-core product lines and assets.

For the three months ended September 30, 2008 and 2007, Corporate operating expenses include $47.2 and $51.1 of charges related to the Company's 2004 Restructuring Program, respectively. For the nine months ended September 30, 2008 and 2007, Corporate operating expenses include $124.5 and $152.4 of charges related to the Company's 2004 Restructuring Program, respectively. Additionally, Corporate operating expenses for the three and nine months ended September 30, 2007 were increased by SFAS 88 pension charges of $15.4. For the nine months ended September 30, 2007, Corporate operating expenses were reduced by a $48.6 gain related to the sale of the Company's household bleach business in Latin America.

As a result of a limited voluntary recall of Hill's product in March 2007, Pet Nutrition Net sales for the nine months ended September 30, 2007 were reduced by $2.1 and Corporate operating expenses increased by $13.6.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Third Quarter 2008 vs 2007

September 30, 2008

(Unaudited)

				COMPONENTS OF SALES CHANGE						COMPONENTS OF SALES CHANGE
				THIRD QUARTER						NINE MONTHS

Region	3rd Qtr Sales Change As Reported	3rd Qtr Sales Change Ex-Divestment	3rd Qtr Organic Sales Change	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	9 Months Sales Change As Reported	9 Months Sales Change Ex-Divestment	9 Months Organic Sales Change	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	13.0%	13.0%	9.5%	3.0%	6.5%	3.5%	15.0%	15.0%	9.0%	4.5%	4.5%	6.0%

Europe/South Pacific	8.5%	8.5%	1.5%	1.0%	0.5%	7.0%	12.5%	12.5%	1.5%	1.5%	0.0%	11.0%

Latin America	21.0%	21.0%	15.5%	4.5%	11.0%	5.5%	21.5%	22.0%	15.0%	6.5%	8.5%	7.0%

Greater Asia/Africa	18.0%	19.0%	16.5%	11.5%	5.0%	2.5%	18.5%	19.0%	13.5%	9.5%	4.0%	5.5%

Total International	15.5%	16.0%	11.0%	5.5%	5.5%	5.0%	17.5%	17.5%	9.5%	5.0%	4.5%	8.0%

North America	4.5%	4.5%	4.5%	1.0%	3.5%	0.0%	6.0%	6.0%	5.0%	3.0%	2.0%	1.0%

Total CP Products	13.0%	13.0%	9.0%	4.0%	5.0%	4.0%	15.0%	15.0%	8.5%	4.5%	4.0%	6.5%

Hill's	13.0%	13.0%	11.0%	(4.0%)	15.0%	2.0%	16.5%	16.5%	12.0%	2.0%	10.0%	4.5%

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291